                                    Exhibit 5
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AMENDMENT TO THE SHARE PURCHASE AGREEMENT DATED OCTOBER 23, 2001

                                     between

NIKLAUS ZENGER, ROSSLIWEG 12, 4538 OBERBIPP, SCHWEIZ OR HIS ASSIGNS
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(hereinafter referred to as "Buyer")

                                       and

GEORGE BROADY, DALLAS, TX OR HIS ASSIGNS
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(hereinafter referred to as "Seller")

It has been decided to submit this transaction to the shareholders of Ultrak for their approval and the parties agree to amend this agreement to become effective only upon such approval.

Pending  such  approval  moneys due to the  seller  will be paid in cash into an escrow account with Beal Marfurt, Notary, Spitalgasee 9, 3011 Berne, Switzerland
as follows: $1,000,000 immediately upon the SEC approval of the proxy related to the  shareholder  approval;  $1,000,000 on November 30th 2001 or such later date that the shareholders of Ultrak have approved this transaction and the remaining
$1,000,000  will be paid on  December  15th  2001 or such  later  date  that the shareholders  of Ultrak  approved  this  transaction.  Upon the approval of this transaction by the Ultrak  shareholders,  all of the funds in the escrow account will be disbursed immediately to the seller.

As the  voting  control  will not pass from the  seller  to the buyer  until the approval of this transaction by the shareholders of Ultrak  (effective date) the seller  represents  and  guarantees to the buyer that he will vote his preferred and his common shares approving this transaction.

November 7th 2001

Seller:                                         Buyer:

/s/ George Broady                               /s/ Niklaus Zenger

George Broady                                   Niklaus Zenger